UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2005

Extra Space Storage Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-32269	201076777
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2795 Cottonwood Parkway, Suite 400 Salt Lake City, UT	84121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 801-562-5556

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into a Material Definitive Agreement.

On May 24, 2005, Extra Space Storage LP (the “Company”), the operating partnership subsidiary of Extra Space Storage Inc., and ESS Statutory Trust II, a Delaware statutory trust formed by the Company on May 23, 2005 (the “Trust”), completed the issuance and sale in a private placement of $41,000,000 aggregate principal amount of fixed/floating rate preferred securities (the “Trust Preferred Securities”) issued by the Trust. The Trust Preferred Securities mature on June 30, 2035, are redeemable at the Company’s option beginning on June 30, 2010, and require quarterly distributions of interest by the Trust to the holder of the Trust Preferred Securities. Distributions will be payable quarterly at a fixed interest rate equal to 6.67% per annum through June 30, 2010 and then will be payable at a variable interest rate equal to the London Interbank Offered Rate plus 2.40% per annum. The Trust simultaneously issued 1,269 of the Trust’s common securities (the “Common Securities”) to the Company for a purchase price of $1,269,000, which constitute all of the issued and outstanding common securities of the Trust.

The Trust used the proceeds from the sale of the Trust Preferred Securities together with the proceeds from the sale of the Common Securities to purchase $42,269,000 aggregate principal amount of unsecured fixed/floating rate junior subordinated notes due June 30, 2035 issued by the Company (the “Junior Subordinated Notes”). The net proceeds to the Company from the sale of the Junior Subordinated Notes to the Trust will be used by the Company for general corporate purposes, including repaying approximately $22,500,000 of the Company’s outstanding line of credit.

The Junior Subordinated Notes were issued pursuant to a Junior Subordinated Indenture, dated May 24, 2005 (the “Indenture”), between the Company and JPMorgan Chase Bank, National Association, as trustee. The terms of the Junior Subordinated Notes are substantially the same as the terms of the Trust Preferred Securities. The interest payments on the Junior Subordinated Notes paid by the Company will be used by the Trust to pay the quarterly distributions to the holders of the Trust Preferred Securities. The Indenture permits the Company to redeem the Junior Subordinated Notes (and thus a like amount of the Preferred Trust Securities) on or after June 30, 2010. If the Company redeems any amount of the Junior Subordinated Notes, the Trust must redeem a like amount of the Trust Preferred Securities.

The terms of the Trust Preferred Securities are governed by an Amended and Restated Trust Agreement, dated May 24, 2005 (the “Trust Agreement”), among the Company, as depositor, JP Morgan Chase Bank, National Association, as property trustee, Chase Bank USA, National Association, as Delaware trustee, the Administrative Trustees named therein and the holders from time to time of undivided beneficial interests in the assets of the Trust. Under the terms of the Trust Preferred Securities, an event of default generally occurs upon:

•	a default in the payment of interest on the Junior Subordinated Notes when it becomes due and payable, and continuance of such default for a period of 30 days;

•	a default in the payment of the principal of, or any premium on, the Junior Subordinated Notes at their maturity;

•	a default in the performance, or breach, of any covenant or warranty of the Company in the Indenture, which default continues for a period of 30 days after the Company received notice of such default or breach;

•	a default in the payment of any distribution on the Trust Preferred Securities when it becomes due and payable, and continuance of the default for a period of 30 days;

2

•	a default in the payment of the redemption price of any Trust Preferred Security when it becomes due and payable;

•	a default in the performance, or breach, in any material respect of any covenant or warranty of the trustees in the Trust Agreement, which default continues for a period of 30 days after the trustees and the Company receive notice of such default or breach; or

•	bankruptcy or liquidation of the Company or of the Trust.

The offering of the Trust Preferred Securities was conducted pursuant to a Purchase Agreement, dated as of May 24, 2005 (the “Purchase Agreement”), among the Company, the Trust, Taberna Preferred Funding I, Ltd. and Merrill Lynch International.

3

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 and incorporated by reference herein.

4

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTRA SPACE STORAGE INC.

By:	/s/ Charles L. Allen
Name:	Charles L. Allen
Title:	Senior Vice President,
Senior Legal Counsel

Date: May 31, 2005

5